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                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:  Brian Carney                            Investor Relations:
          Executive Vice President, CFO           Don Tomoff
         Jo-Ann Stores, Inc.                      Vice President, Finance
          330/656-2600                            Jo-Ann Stores, Inc.
          http://www.joann.com                    330/463-6815


         JO-ANN STORES, INC. ANNOUNCES SHARE RECLASSIFICATION PROPOSAL

- S-4 REGISTRATION STATEMENT FILED IN CONNECTION WITH RECLASSIFICATION PROPOSAL TO CONVERT COMPANY'S DUAL-CLASS EQUITY STRUCTURE TO A SINGLE VOTING CLASS OF STOCK

- TWO NON-INDEPENDENT BOARD MEMBERS TO BE APPOINTED TO EMERITUS STATUS, UPON COMPLETION OF SEARCH FOR TWO INDEPENDENT BOARD MEMBERS

-     SEARCH UNDERWAY FOR TWO INDEPENDENT BOARD MEMBERS

-     ADOPTS SFAS NO. 123 AND INITIATES THE EXPENSING OF STOCK OPTIONS

HUDSON, OH, May 19, 2003 -- Jo-Ann Stores, Inc. (NYSE: JAS.A and JAS.B) announced that it has filed a Form S-4 Registration Statement with the Securities and Exchange Commission today to register securities to be issued in connection with a proposed reclassification of its two classes of common shares into one voting class. The proposal must be approved by a majority of the shares outstanding of both the Company's Class A and Class B shares.

Shares of the Company's Class B shares, which currently do not have voting rights other than as required by law, will be amended to have one vote per share and will be redesignated as the Company's "Common Shares". Each of the Class A shares, which currently have one vote per share, will be reclassified into 1.15 Common Shares, resulting in the issuance of approximately 1.6 million additional shares that will increase the Company's total shares outstanding by approximately 8.0%.

The Company expects to hold a special meeting of shareholders on or about August 13, 2003 to vote on the proposal. The Corporate Governance Committee of the Company's Board of Directors has retained Lehman Brothers to serve as its advisor in connection with this proposal.

The Company expects to realize a number of benefits from the proposed reclassification, including:

      -     increasing the trading volume and liquidity of its shares

      -     simplifying its equity capital structure

      -     broadening the appeal of its shares to a larger base of investors

      - more closely aligning the voting rights of the Company's shareholders with their economic interests

As part of the proposal, the Company will also seek to amend and strengthen various shareholder protection measures included in its code of regulations.

The Rosskamm and Zimmerman founding families, including Betty Rosskamm, Alan Rosskamm, Alma Zimmerman and their decendents, have indicated that they support the combination even though they will not receive any such consideration. Currently, the founding families beneficially own
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approximately 25.1% of the Company's outstanding Class A shares and 21.6% of the
Company's outstanding Class B shares. Upon completion of the reclassification, the founding families will own approximately 23.6% of the outstanding newly designated Common Shares. Thus, their voting power will decrease from approximately 25.1% to approximately 23.6%. After the elimination of the dual class structure, members of the founding families will not be able to sell any shares without further diluting their voting power.

Jo-Ann Stores also announced that it has initiated a search for two independent Board candidates and will appoint two of its current Board members, Betty Rosskamm and Alma Zimmerman, members since 1967, to Emeritus status. Under Emeritus status, neither Ms. Rosskamm nor Ms. Zimmerman will serve on any of the committees of the Board, nor will either of them vote on any matters that come before the Board for approval. The appointment of Ms. Rosskamm and Ms. Zimmerman to Emeritus status will be effective upon the final selection and approval of the two new Board candidates.

After filling the two open Board positions, at least six of the Company's eight voting Board members will be comprised of independent Board members, as defined under the current proposals of the New York Stock Exchange.

Finally, effective with the first quarter of fiscal 2004, the Company adopted the fair-value based method of recording stock option expense under SFAS No. 123, "Accounting for Stock-Based Compensation". Previously, the Company did not recognize compensation expense for stock option grants in its income statement, but provided pro forma disclosure in its notes to financial statements.

Alan Rosskamm, Chairman or the Board and CEO stated, "The proposals we announced today help to strengthen Jo-Ann's corporate governance and simplify our capital structure, making our shares a more attractive investment. After a very thorough review, analysis and discussion by the Corporate Governance Committee of the Board of Directors of the Company, along with its advisor, it was determined that the proposed reclassification plan was in the best interest of all shareholders and the Company."

Conference Call on the Web

Investors will have the opportunity to listen to the Company's first quarter earnings conference call at 4:30 p.m. ET today. The Company will also discuss the share reclassification and corporate initiatives it is undertaking. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our Web site at http://www.joann.com (go to the top of our home page and click on "About Jo-Ann Stores," click on "Our Company" click on "Investor Relations," then click on the Conference Call icon). To listen to the live call, please go to the Web site at least 10 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be archived until Monday, May 26th. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID #9828057.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 48 states, operates 840 traditional stores and 77 superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, and the impact of our and our competitors store openings and closings, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's Securities and Exchange Commission filings.